CONSULTING AGREEMENT

CONSULTING AGREEMENT (this “Agreement”) dated as of August 3, 2023, and effective as of January 1, 2024 (the “Effective Time”), is entered into by and between BCB Bancorp, Inc., a corporation organized under the laws of the state of New Jersey, with its principal office at 591‑595 Avenue C, Bayonne, New Jersey 07002 (the “Company”), BCB Community Bank,  a bank organized under the laws of the state of New Jersey and wholly owned subsidiary of Company, with its principal office at 591‑595 Avenue C, Bayonne, New Jersey 07002 (the “Bank”) and Thomas M. Coughlin  (“Mr. Coughlin” and together with the Company and the Bank, the “Parties”).

WHEREAS,  the Company,  the Bank and Mr. Coughlin are parties to an Employment Agreement dated as of September 1, 2022;

WHEREAS,  Mr. Coughlin currently is employed as President and Chief Executive Officer of each of the Company and the Bank;

WHEREAS, the employment of Mr. Coughlin with each of Company and Bank will cease effective as of December 31, 2023;

WHEREAS, the Parties contemplate that Mr. Coughlin will serve in a consultant capacity to the Bank for the twenty-four (24) month period beginning on January 1, 2024; and

WHEREAS, in connection with and as due consideration for Mr. Coughlin, BCB and the Bank entering into this Agreement, the parties concurrently are entering into an Amendment to Mr. Coughlin’s current Employment Agreement with BCB and the Bank (the “Employment Agreement Amendment”) dated the date hereof.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the Parties hereto agree as follows:

1.  Consulting Services.

(a)  Services.     For the period beginning at the Effective Time, and expiring on December 31, 2025 (the “Consulting Period”), Mr. Coughlin shall provide the following services to the Company and the Bank (the “Services”):  (1) assisting with the retention of  customers and key employees; (2) introducing prospective customers to appropriate Bank employees; (3) otherwise initiating referrals for Bank business development officers and relationship managers; (4) assisting with customer relationship management;  (5) advising senior management on general banking and management matters upon their request;  and (6) undertaking such other duties and responsibilities as may be reasonably related to the foregoing.    Notwithstanding the foregoing, Mr. Coughlin shall not be required to provide the Services for more than (8) hours per week during any part of the Consulting Period.  It is the intent of the Parties that the Services shall not exceed twenty percent (20%) of the average level of services that Mr. Coughlin performed during the three (3) year period prior to the Effective Time.

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(b)  Status as Independent Contractor.    In all matters relating to the Services, Mr. Coughlin shall be acting as an independent contractor.    Neither Mr. Coughlin, nor any affiliated employees or subcontractors, shall be the agent(s) or employee(s) of the Company or the Bank under the meaning or application of any federal or state laws, including but not limited to unemployment insurance or worker’s compensation laws.    Mr. Coughlin shall not sign any agreement or make any commitments on behalf of the Company or the Bank or bind the Company or the Bank in any way, nor shall Mr. Coughlin make any public statements concerning the Services that purport to be on behalf of the Company or the Bank, in each case without prior express written consent from the Company or the Bank.  Mr. Coughlin shall perform the Services on a basis subject to the covenants set forth in Section 5 and shall not accept other engagements during the term of this Agreement.  The Parties hereby acknowledge and agree that neither the Company nor the Bank has the right to control the manner, means, or method by which Mr. Coughlin performs the Services.

2.  Health and Life Insurance Coverage.   The Bank shall cover the full cost of Company health care coverage and any applicable Company provided life insurance for Mr. Coughlin for the entire consulting period.  Mr. Coughlin shall be responsible for all applicable taxes incurred by him in connection with such payments and the provision of such coverage provided hereunder shall be secondary to any coverage provided to Mr. Coughlin by an employer and to any Medicare coverage for which Mr. Coughlin becomes eligible.

3.  Cooperation.  During the Consulting Period,  Mr. Coughlin agrees to make himself reasonably available (after taking into account his reasonable personal schedule) to cooperate with the Company and the Bank in matters that concern:  (i) requests for information about the Services Mr. Coughlin provided to the Company and the Bank, its affiliates and their predecessors, (ii) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company and the Bank, its affiliates and their predecessors which relate to events or occurrences involving the Services or to matters involving the Company or the Bank, or (iii) any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority as any such investigation or review relates to events or occurrences that transpired while Mr. Coughlin was providing the Services to the Company, or to matters involving the Company or the Bank.    Mr. Coughlin’s cooperation shall include, but is not limited to:  (A) making himself reasonably available to meet and speak with officers or employees of the Company or the Bank, the Company or Bank’s counsel or any third-parties at the request of the Company or the Bank at times and locations to be determined by the Company or the Bank reasonably and in good faith,  and  (B) giving accurate and truthful information at any interviews and accurate and truthful testimony in any legal proceedings or actions.    Unless required by law or legal process, Mr. Coughlin will not knowingly or intentionally furnish information to or cooperate with any non‑governmental entity in connection with any potential or pending proceeding or legal action involving matters arising during Mr. Coughlin’s  service with the Company or the Bank, its affiliates and their predecessors.

4.  Section 409A; Other Tax Matters.    The Parties intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section and intend that this Agreement shall be construed and administered in accordance with such intention.    Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid

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under the applicable exception.    For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation.  To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six (6) month period immediately following Mr. Coughlin’s separation from service shall instead be paid on the first business day after the date that is six (6) months following his termination of service (or upon his death, if earlier). Notwithstanding any other provision of this Agreement, the Company or the Bank may withhold from amounts payable under this Agreement all amounts that are required or authorized to be withheld, including, but not limited to, federal, state, local and foreign taxes required to be withheld by applicable laws or regulations.

5.  Covenants.

(a)  Non‑Solicitation.  Mr. Coughlin hereby covenants and agrees that, if the consultant’s service with the Company or Bank is terminated under Sections 6(b) – (d) of this Agreement, for a period of one (1) year following termination of service with the Company or the Bank (other than a termination of service following a Change in Control), Mr. Coughlin shall not, without the written consent of the Company or the Bank, either directly or indirectly:

(i)  Solicit, offer service to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Company or Bank, or any of its respective subsidiaries or affiliates, to terminate his service and accept service or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever which competes with the business of the Company or the Bank, or any of its direct or indirect subsidiaries or affiliates.

(ii)  Solicit, provide any information, advice or recommendation, or take any other action intended (or that reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Company or the Bank to terminate an existing business or commercial relationship with the Company or the Bank.

(b)  During the term of this Agreement and for twelve (12) months following termination of Mr. Coughlin’s Service (the “Restricted Period”), Mr. Coughlin will not, without the prior written consent of Company or the Bank, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent, or otherwise, alone or in association with any other person, firm, corporation, or other business organization, engage or otherwise become involved in a Competing Business (as defined below) within a 25 mile radius of any of Company or Bank’s office locations existing at the time of termination of Mr. Coughlin’s service; provided, however, that the provisions of this Section 5(b) shall apply solely to those activities of a Competing Business which are congruent with those activities with which Mr. Coughlin was personally involved or for which Mr. Coughlin was responsible while employed by or consulting for the Company or its subsidiaries during the twelve (12) month period preceding termination of Mr. Coughlin’s service.  This Section 5(b) will not be violated, however, by Mr. Coughlin’s investment of up to $100,000 in the aggregate in one or more publicly traded companies that engage in a Competing Business.  “Competing Business” means a business or

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enterprise (other than Company or its subsidiaries) engaged in banking (commercial or consumer), lending or deposit taking.

(c)  Confidentiality.  Mr. Coughlin recognizes and acknowledges that the knowledge of the business activities, plans for business activities, and all other proprietary information of the Company and the Bank, as it may exist from time to time, are valuable, special and unique assets of the business of the Company and the Bank.  Mr. Coughlin will not, during or after the term of his service, disclose any knowledge of the past, present, planned or considered business activities or any other similar proprietary information of the Company or the Bank to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board or required by law.  Notwithstanding the foregoing, Mr. Coughlin may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Company or the Bank.  Further,  Mr. Coughlin may disclose information regarding the business activities of the Bank to any bank regulator having regulatory jurisdiction over the activities of the Bank pursuant to a formal regulatory request. Mr. Coughlin agrees that in the event that Mr. Coughlin is contacted by any person or entity seeking information or testimony from Mr. Coughlin in connection with Mr. Coughlin’s or others' employment, duties or activities at the Bank, the Company, and their affiliates and subsidiaries, Mr. Coughlin shall, prior to providing that information or testimony, deliver to the Chairman of the Board and the Chief Executive Officer of the Bank and the Company, unless prohibited by applicable law, copies of the subpoenas and other documents and identify  information sought from Mr. Coughlin, and cooperate with the Company and the Bank and their counsel in connection with each request for such documents and information.  Mr. Coughlin shall provide the subpoenas, other documents and identification of information sought, to the Chairman of the Board and the Chief Executive Officer within one day of receipt of such subpoenas, other documents and notification of information sought, so that the Company, the Bank, and/or their affiliates and subsidiaries may seek to assert their rights and interests in connection with such subpoenas, other documents and information sought. In the event of a breach or threatened breach by Mr. Coughlin of the provisions of this Section, the Company and Bank will be entitled to an injunction restraining Mr. Coughlin from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Company and the Bank or any other similar proprietary information, or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing herein will be construed as prohibiting the Company or the Bank from pursuing any other remedies available to the Company or the Bank for such breach or threatened breach, including the recovery of damages from Mr. Coughlin.

(d)  Clawback And Forfeiture. Notwithstanding any other provision to the contrary contained herein, Mr. Coughlin and his estate or other beneficiaries shall forfeit all rights to receive or retain all payments and benefits provided in the Employment Agreement Amendment, and shall reimburse the Bank for all such payments and benefits received if:

(i)  Mr. Coughlin breaches any of his agreements contained in Section 5;

(ii)  Mr. Coughlin makes, except as required by law, any disparaging remark, orally or in writing, about the Company or the Bank or about its operations, provided that this obligation shall not prohibit Mr. Coughlin from enforcing or defending any legal right he

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may have at law or in equity in appropriate legal proceedings against any other person, or from truthfully answering any questions posed to him by any judicial body or administrative agency, including any banking regulator;

(iii) Any financial statement filed is materially misleading as to the Company or the Bank’s results of operation for a fiscal year or the Company’s or Bank’s financial condition at the end of a fiscal year during which Mr. Coughlin was the chief executive officer of the Company and/or the Bank because of (A) any overstatement of the amount of one or more items of income or understatement of the amount of one or more items of expense or other charges against income for such fiscal year; or (B) any material overstatement in value of any one or more items of assets or understatement in value of any one or more items of liabilities at the end of such fiscal year; or

(iv)  Mr. Coughlin directly or indirectly, falsified or cause to be falsified, any book, record, or account or made or caused to be made a materially false or misleading statement, or omitted to state, or caused another person to omit to state, any material fact necessary in order to make statements made not misleading.

6.  Enforcement of Covenants.  Mr. Coughlin acknowledges that Mr. Coughlin has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon Mr. Coughlin pursuant to Section 5.  Mr. Coughlin agrees that these restraints are necessary for the reasonable and proper protection of Company, bank, affiliates, and/or subsidiaries and any such businesses successors and assigns and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.  Mr. Coughlin represents and admits that Mr. Coughlin’s experience and capabilities are such that Mr. Coughlin can obtain service in a business engaged in other lines of business than the Bank, Company, affiliates, and/or subsidiaries, and that the enforcement of a remedy by way of injunction will not prevent Mr. Coughlin from earning a livelihood.  Mr. Coughlin further acknowledges that, were Mr. Coughlin to breach any of the covenants contained in Section 5, the damage to Company, Bank, affiliates, and/or subsidiaries would be irreparable.  Mr. Coughlin therefore agrees that Company, Bank, affiliates, and/or subsidiaries, in addition to any other remedies available to them, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Mr. Coughlin of any of the covenants herein, without any requirement to post a bond or similar security.  The parties further agree that, in the event that any provision of Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

7.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.

8.  Entire Agreement.    This Agreement sets forth the entire agreement between the Parties concerning the subject matter of this Agreement and supersedes any other written or oral promises or proposals concerning the subject matter hereof.    No waiver or amendment of this

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Agreement will be effective unless it is in writing, refers to this Agreement, and is signed by the Parties.

9.  Successors and Assigns.    This Agreement is binding upon, and shall inure to the benefit of, the Parties and their respective successors and assigns.

10.  Arbitration.   Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted within 25 miles of the main office of the Bank, in accordance with the Rules of the American Arbitration Association then in effect. For purposes of clarity, the provisions of this Section 10 shall mean that all disputes must be resolved by arbitration and shall not be resolved in a court of law. There will be no jury trial and Mr. Coughlin, by acceptance of this Agreement, hereby waives any right he may otherwise have to a trial by jury. Notwithstanding the foregoing, any suit that may be brought by the Company, Bank, and/or subsidiaries that would seek injunctive relief under Section 5 and 6 of this Agreement shall not be subject to the provisions of this Section 10.

11.  Revocation. This Agreement is subject to revocation pursuant to Section 16 of the Employment Agreement Amendment.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

BCB BANCORP, INC.

By: /s/ Mark D. Hogan

Name: Mark D. Hogan, Chairman

BCB COMMUNITY BANK

By: /s/ Mark D. Hogan

Name: Mark D. Hogan, Chairman

/s/ Thomas M. Coughlin
THOMAS M. COUGHLIN

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